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                                                                  Exhibit 12


           AMERICAN GENERAL FINANCE, INC. AND SUBSIDIARIES
          Computation of Ratio of Earnings to Fixed Charges
                             (Unaudited)



                                                        Nine Months Ended
                                                          September 30,
                                                        2004          2003
                                                      (dollars in thousands)

Earnings:
  Income before provision for income
    taxes                                             $515,028      $428,740
  Interest expense                                     452,079       412,104
  Implicit interest in rents                            13,531        13,444

Total earnings                                        $980,638      $854,288


Fixed charges:
  Interest expense                                    $452,079      $412,104
  Implicit interest in rents                            13,531        13,444

Total fixed charges                                   $465,610      $425,548


Ratio of earnings to fixed charges                        2.11          2.01